NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 08, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 25, 2019, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Rudolph Technologies, Inc. and Nanometrics Incorporated became effective after the close on October 25, 2019. Each share of Common Stock of Rudolph Technologies, Inc. held was exchanged for 0.8042 of a share of Common Stock of Nanometrics Incorpotated (name to be changed to Onto Innovation Inc.). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before the open on October 28, 2019.